EXHIBIT 99.1

American Eagle Outfitters

Reports EPS of $0.29 for Second Quarter 2008

Provides Third Quarter EPS Guidance

Pittsburgh, August 26, 2008 - American Eagle Outfitters, Inc. (NYSE: AEO) today announced that earnings for the 13 weeks ended August 2, 2008 decreased 22% to $0.29 per diluted share, compared to the 13 week period ended August 4, 2007.

"As we anticipated, the second quarter financial results were not up to our standards," said Jim O'Donnell, Chief Executive Officer. "While the consumer environment is clearly challenging, we are taking steps to invigorate our business. We are strengthening our competitive position by underscoring AE's value pricing, which is consistent with our heritage of great value together with excellent quality. Additionally, we are driving improvements within our merchandise assortments. Yet, we are managing to the current macro environment, with tight inventories and we continue to pursue expense opportunities. As I look ahead to 2009 and beyond, I have tremendous confidence in the strength of our brands, our teams, and that we are positioning our company for improved financial performance, future growth and success."

Second Quarter Results

Total sales for the 13 weeks ended August 2, 2008 decreased 2% to $688.8 million compared to $703.2 million for the 13 week period ended August 4, 2007. Second quarter comparable store sales decreased 9%, compared to a 2% increase last year.

Gross profit for the second quarter was $289.4 million, or 42.0% as a rate to sales, compared to $316.4 million, or 45.0% as a rate to sales last year. Merchandise margin declined by 80 basis points. Buying, occupancy and warehousing costs increased by 220 basis points, due to de-leveraging in rent related to new store openings and the second quarter comparable store sales decline.

Selling, general and administrative expenses of $167.9 million increased to 24.4% as a rate to sales from $166.4 million, or 23.7% as a rate last year. The higher rate this quarter is primarily due to the comparable store sales decline. The company de-leveraged advertising. Nearly all other operating expenses were flat to last year as a rate to sales.

Operating income for the quarter was $89.4 million, compared to $122.7 million last year.  The operating margin was 13.0%, compared to 17.4% last year.

The company's tax rate for the second quarter was 35.9%, compared to 38.1% last year. The lower effective rate was due to favorable state tax settlements.

The company generated net income during the second quarter of $59.8 million, compared to $81.3 million last year. As a percent to sales, net income was 8.7%, compared to 11.6% last year.

Inventory

Total merchandise inventories at the end of the second quarter were $341.5 million, an increase of $20.2 million compared to last year. Inventory (excluding e-commerce) decreased 8% on a per square foot basis from a year ago.

Real Estate

In the second quarter, the company opened 9 AE stores, 26 aerie stores and 1 MARTIN + OSA stores. In fiscal 2008, the company plans to open 36 AE stores, 77 aerie stores and 10 MARTIN + OSA stores. Together with approximately 31 AE store remodels, the company expects to grow square footage by approximately 12% in fiscal 2008.

AEO Direct

The company's direct business, which includes ae.com, aerie.com and martinandosa.com, is also an important area of growth. For the quarter, sales grew approximately 21% over last year, driven primarily by increases in both traffic and conversion.

Capital Expenditures

For the second quarter, capital expenditures were approximately $83.9 million. For fiscal 2008, management continues to expect capital expenditures to be in the range of $250 to $275 million. Of this amount, approximately one half relates to new and remodeled stores. The balance of the 2008 capital spend relates to investments in the company's home office, distribution centers and IT initiatives to support AEO Direct and brand growth. In 2009, the company expects capital expenditures to be in the range of $150 to $175 million.

Cash and Cash Equivalents, Short-term Investments and Long-term Investments

The company ended the first quarter with total cash and cash equivalents, short-term investments and long-term investments of $689 million. This included approximately $333 million of investments in auction rate securities.

Outlook

The company's August month-to-date comparable store sales are down 6%. At this time, management is providing third quarter earnings guidance of $0.31 to $0.36 per share, compared to $0.45 per share last year. This guidance reflects a view that the business environment remains challenging through the second half of this year.

August Sales Results

Due to management's participation in the Goldman Sachs Global Retailing Conference on Thursday, September 4th, August sales will be announced on Wednesday, September 3rd, after the market closes.

Conference Call Information

At 9:00 a.m. Eastern Time on August 26, 2008, the company's management team will host a conference call to review the financial results.  To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 five to seven minutes prior to the scheduled start time.  The conference call will also be simultaneously broadcast over the Internet at www.ae.com or www.streetevents.com.  Anyone unable to listen to the call can access a replay beginning August 26, 2008 at 12:00 p.m. Eastern Time through September 9, 2008.  To listen to the replay, dial 1-877-660-6853, or internationally dial 1-201-612-7415, and reference account 3055 and confirmation code 293578. An audio replay of the conference call will also be available at www.ae.com.

* * * *

American Eagle Outfitters, through its subsidiaries ("AEO"), designs, markets and sells its own brand of laidback, current clothing targeting 15 to 25 year-olds, providing high-quality merchandise at affordable prices. The original collection includes standards like jeans and graphic Ts as well as essentials like accessories, outerwear, footwear, basics and swimwear. AEO currently operates 875 stores in 50 states, the District of Columbia and Puerto Rico, and 76 AE stores in Canada. AEO also operates ae.com, which offers additional sizes and styles of favorite AE merchandise and ships to more than sixty countries around the world. The American Eagle brand also includes a Dormwear collection, aerie, which is available in 81 standalone stores, AE stores and at aerie.com. The collection includes bras, undies, camis, hoodies, robes, boxers, sweats and leggings for the AEO girl. Designed to be sweetly sexy, comfortable and cozy, the aerie brand offers AEO customers a new way to express their personal style everyday, from the dormroom to the coffee shop to the classroom.

MARTIN + OSA, a concept targeting 28 to 40 year-old women and men, offers Refined Casual clothing and accessories, designed to be valuable, irresistible, inspiring, authentic and adventurous. AEO currently operates 22 MARTIN + OSA stores. For additional information and updates, visit www.martinandosa.com.

AEO plans to launch a children's apparel brand, 77kids by american eagle, offering on-trend, high-quality clothing and accessories for kids age two to 10. The 77kids line will debut online at www.77kids.com during Fiscal 2008, with brick-and-mortar stores in the U.S. planned for 2010.

* * * *

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding third quarter sales and earnings, inventory, real estate, aerie, MARTIN + OSA and 77kids by american eagle. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control.  Such factors include, but are not limited to the risk that third quarter earnings expectations may not be achieved; real estate, aerie and MARTIN + OSA growth may not occur as planned; and those other risks described in the Risk Factors Section of the Company's Form 10-K and Form 10-Q's filed with the Securities and Exchange Commission. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  The Company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

* * * *

AMERICAN EAGLE OUTFITTERS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (dollars in thousands)
Assets	August 2, 2008 (Unaudited)	February 2, 2008	August 4, 2007 (Unaudited)
Current assets:
Cash and cash equivalents	$353,390	$116,061	$123,717
Short-term investments	26,936	503,878	493,278
Merchandise inventory	341,463	286,485	321,263
Accounts and note receivable	26,697	31,920	29,783
Prepaid expenses and other	64,009	35,486	61,353
Deferred income taxes	46,839	47,004	44,194
Total current assets	859,334	1,020,834	1,073,588
Property and equipment, net of accumulated depreciation and amortization	718,639	625,568	552,218
Goodwill	11,370	11,479	9,950
Long-term investments	308,699	165,810	142,730
Non-current deferred income taxes	27,338	24,238	37,822
Other assets, net	19,944	19,751	20,223
	$1,945,324	$1,867,680	$1,836,531

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$145,507	$157,928	$146,431
Notes payable	75,000	-	-
Accrued compensation and payroll taxes	27,157	49,494	35,099
Accrued rent	62,970	62,161	56,259
Accrued income and other taxes	12,159	22,803	13,290
Unredeemed gift cards and gift certificates	29,771	54,554	30,093
Current portion of deferred lease credits	13,988	12,953	12,787
Other liabilities and accrued expenses	19,163	16,285	19,307
Total current liabilities	385,715	376,178	313,266
Non-current liabilities:
Deferred lease credits	81,598	70,355	64,472
Non-current accrued income taxes	43,875	44,837	52,514
Other non-current liabilities	28,819	35,846	31,441
Total non-current liabilities	154,292	151,038	148,427
Commitments and contingencies	-	-	-
Stockholders' equity:
Preferred stock	-	-	-
Common stock	2,485	2,481	2,481
Contributed capital	506,104	493,395	479,450
Accumulated other comprehensive income	26,111	35,485	29,381
Retained earnings	1,663,156	1,601,784	1,405,414
Treasury stock	(792,539)	(792,681)	(541,888)
Total stockholders' equity	1,405,317	1,340,464	1,374,838
Total liabilities and stockholders' equity	$1,945,324	$1,867,680	$1,836,531
Current ratio	2.23	2.71	3.43

AMERICAN EAGLE OUTFITTERS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (dollars and shares in thousands, except per share amounts) (Unaudited)
	13 Weeks Ended
	August 2, 2008	% of sales	August 4, 2007	% of sales
Net sales	$688,815	100.0%	$703,189	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses (exclusive of depreciation shown separately below)
	399,431	58.0%	386,742	55.0%
Gross profit	289,384	42.0%	316,447	45.0%
Selling, general and administrative expenses	167,898	24.4%	166,386	23.7%
Depreciation and amortization expense	32,059	4.6%	27,375	3.9%
Operating income	89,427	13.0%	122,686	17.4%
Other income, net	3,975	0.6%	8,766	1.3%
Income before income taxes	93,402	13.6%	131,452	18.7%
Provision for income taxes	33,571	4.9%	50,108	7.1%
Net income	$59,831	8.7%	$81,344	11.6%

Net income per basic common share:	$0.29		$0.37
Net income per diluted common share:	$0.29		$0.37

Weighted average common shares outstanding - basic	204,929		217,790
Weighted average common shares outstanding - diluted	207,504		222,044

AMERICAN EAGLE OUTFITTERS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (dollars and shares in thousands, except per share amounts) (Unaudited)
	26 Weeks Ended
	August 2, 2008	% of sales	August 4, 2007	% of sales
Net sales	$1,329,117	100.0%	$1,315,575	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses (exclusive of depreciation shown separately below)
	776,065	58.4%	700,669	53.3%
Gross profit	553,052	41.6%	614,906	46.7%
Selling, general and administrative expenses	337,537	25.4%	323,375	24.5%
Depreciation and amortization expense	61,609	4.6%	52,857	4.0%
Operating income	153,906	11.6%	238,674	18.2%
Other income, net	10,433	0.8%	20,067	1.5%
Income before income taxes	164,339	12.4%	258,741	19.7%
Provision for income taxes	60,613	4.6%	98,627	7.5%
Net income	$103,726	7.8%	$160,114	12.2%

Net income per basic common share:	$0.51		$0.73
Net income per diluted common share:	$0.50		$0.71

Weighted average common shares outstanding - basic	204,962		219,409
Weighted average common shares outstanding - diluted	207,890		223,943

Total gross square footage at end of period:	6,092,855		5,350,468
Store count at end of period:	1,054		928

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (dollars in thousands)
(Unaudited)
	26 Weeks Ended
	August 2, 2008	August 4, 2007
Operating activities:
Net income	$103,726	$160,114
Adjustments to reconcile income to net cash provided by operating activities:
Depreciation and amortization	61,609	52,857
Share-based compensation	12,909	19,686
Deferred income taxes	(583)	(18,976)
Tax benefit from share-based payments	241	6,916
Excess tax benefit from share-based payments	(279)	(5,754)
Changes in assets and liabilities:
Merchandise inventory	(55,671)	(55,137)
Accounts and note receivable	5,183	(3,937)
Prepaid expenses and other	(28,593)	(27,337)
Other assets, net	457	(3,125)
Accounts payable	(12,050)	(26,216)
Unredeemed gift cards and gift certificates	(24.694)	(24,817)
Deferred lease credits	11,354	(1,127)
Accrued income and other taxes	(11,704)	(32,216)
Accrued liabilities	(22,987)	(26,432)
Total adjustments	(64,808)	(145,615)
Net cash used for operating activities	$38,918	$14,499
Investing activities:
Capital expenditures	(157,486)	(120,322)
Purchase of investments	(49,929)	(435,546)
Sale of investments	374,937	822,547
Other investing activities	(958)	(820)
Net cash provided by investing activities	$166,564	$265,859
Financing activities:
Payments on capital leases	(798)	(846)
Net proceeds from note payable	75,000	-
Repurchase of common stock as part of publicly announced programs	-	(184,761)
Repurchase of common stock from employees	(3,380)	(12,249)
Net proceeds from stock options exercised	1,639	11,691
Excess tax benefit from exercise of stock options	279	5,754
Cash dividends paid	(40,919)	(38,222)
Net cash provided by (used for) financing activities	$31,821	$(218,633)
Effect of exchange rates on cash	26	2,255
Net increase in cash and cash equivalents	$237,329	$63,980
Cash and cash equivalents - beginning of period	116,061	59,737
Cash and cash equivalents - end of period	$353,390	$123,717

CONTACT:
American Eagle Outfitters, Inc.
Judy Meehan, 412-432-3300